Exhibit 10.9

Mr. Howard Dratler
P.O. Box 170
Rancho Santa Fe, CA 92067	June 29, 2012

Dear Howard:

Kofax plc (the “Company”) is pleased to enter into this letter agreement with you (hereinafter, “Employee”) stating the terms of your employment with the Company (the “Agreement”), effective upon your execution and dating of this Agreement where indicated below (the “Effective Date”). As used in this Agreement, the term “Company” includes Kofax plc and any and all of its divisions, affiliates or subsidiaries.

1. Employment. Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions set forth herein.

2. Duties.

2.1. Position. Employee is employed as Executive Vice President of Field Operations and shall report solely and directly to Company’s Chief Executive Officer (“CEO”) and have the duties and responsibilities normally assigned to such a position and such other duties and responsibilities consistent therewith as assigned by the CEO from time to time. Employee shall be a member of the executive management team of the Company and shall perform faithfully and diligently all duties assigned to Employee. Employee shall be paid as an employee of the Company’s subsidiary, Kofax Image Products (“Kofax”), located in Irvine, CA USA. All of the Company’s sales management, sales representatives, pre sales, sales enablement, sales operations, channel and other partner relationship, professional services and technical services employees throughout the world shall report to Employee, unless otherwise reasonably directed by the CEO from time to time on a temporary basis to accommodate business needs.

2.2. Best Efforts/Full-time. Employee shall expend Employee’s best efforts on behalf of Company, and shall abide by the decisions of the CEO and shall comply with all policies of the Company, to the extent such policies are provided to Employee in advance, as well as all applicable laws, regulations or ordinances. Employee shall act in the best interest of Company at all times. Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for Company. Employee acknowledges and agrees that Employee is ready, willing and able to perform the essential duties and functions of the position.

2.3. Work Location. Employee’s principal place of work shall be the Kofax office in Irvine, CA. Employee shall be entitled to rent a mutually agreed upon apartment in Irvine, CA for his exclusive use with Employee and Company each paying 50% of the related cost. The 50% paid for by Company will be compensation to Employee and therefore subject to the normal payroll practices of Company. Employee’s duties shall require domestic and international business travel, including, but not limited to, frequent travel to the United Kingdom for Board meeting purposes.

3. Term.

3.1. The employment relationship pursuant to this Agreement shall be on an at will basis and may be terminated by the Company or the Employee at any time, for any reason, subject to the provisions regarding termination as set forth in section 9 below.

3.2. Start Date. Employee’s employment with the Company shall begin as soon as possible but in any event no later than July 26, 2012 (the “Employment Date”).

4. Compensation.

4.1. Base Salary, Override and Bonus. As compensation for Employee’s performance of Employee’s duties hereunder, Company shall pay to Employee an annual base salary (“Base Salary”) semi-monthly, override (“Override”) monthly and bonus (“Bonus”) quarterly, all in arrears in accordance with the Kofax plc Executive Management Team Cash Incentive Compensation Plan Fiscal Year 2013 attached hereto, and normal payroll practices of Company, less required standard deductions for taxes, social contributions and all other employment taxes or charges. In the event Employee’s employment under this Agreement is terminated by either party, for any reason, Employee shall earn the Base Salary pro rated to the date of termination, the Override earned through the most recent month end and Bonus earned through the most recent quarter end. Employee’s Base Salary, Override and Bonus shall be subject to review for increases by the Board on an annual basis at the end of each fiscal year but shall not be subject to decrease unless such decrease is part of an overall reduction effected for other members of the executive management team.

4.2. Base Salary. Paid semi-monthly, the annual Base Salary shall be $400,000.00.

4.3. Override. Paid monthly, the annual at 100% of budget Override shall be $150,000.00.

4.4. Bonus. Paid quarterly, the annual at 100% of budget Bonus shall be $200,000 with 50% of said amount being guaranteed for Fiscal Year 2013.

4.5. Equity.

(a) Long Term Incentive Plan. Employee is eligible, at the discretion of the Remuneration Committee of the Board (“Remcom”), to receive, pursuant to the Company’s 2007 Long-Term Incentive Plan or any successor plan (the “LTIP”), one or more awards (each, an “LTIP Award”), each representing a conditional entitlement to receive on one or more specified subsequent dates, subject to satisfaction of such continued employment and performance requirements also applied to other members of Company’s executive management team as may be established pursuant to the LTIP, a number of ordinary shares of the capital of the Company determined in the manner provided by the LTIP. Except as modified by this Agreement (unless expressly provided otherwise with regard to any specific LTIP Award), the terms and conditions of each LTIP Award shall be subject to the discretion of the Remcom and the provisions of the LTIP. An LTIP Award in the amount of 400,000 ordinary shares of the capital of the Company shall be awarded as soon as possible under United Kingdom regulatory guidelines following the Employment Date in accordance with the LTIP Grant Certificate attached hereto.

(b) Stock Options. Employee is eligible, at the discretion of the Remcom, to receive, pursuant to the Company’s 2000 Share Option Plan or any successor plan (the “Option

Plan”) one or more awards (each an “Option Grant”), each representing a conditional entitlement to purchase on one or more subsequent dates, subject to satisfaction of vesting and any performance criteria established in connection with each specific Option Grant, ordinary shares of the capital of the Company determined in the manner provided by the Option Grant and in accordance with the provisions of the Option Plan. Except as modified by this Agreement (unless expressly provided otherwise with regard to any specific Option Grant), the terms and conditions of each Option Grant shall be subject to the discretion of the Remcom and the provisions of the Option Plan. No Option Grant is anticipated as of the Employment Date or during Fiscal Year 2013.

4.6. Customary Fringe Benefits. Employee shall be eligible for all customary and usual fringe benefits generally available to employees and members of the executive management team of Kofax, subject to the terms and conditions of the applicable benefit plan documents, including health, dental, vision and other insurance. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time. In addition, Employee shall accrue vacation at the rate of at least 20 days per year in accordance with the Kofax vacation policy.

5. Business Expenses. Employee shall be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of Company in accordance with Company’s policies. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and any reimbursement Employee is entitled to receive pursuant to this Section shall (a) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any other calendar year and (c) not be subject to liquidation or exchange for another benefit. Employee shall be entitled to travel in Business Class for all international flights and Business Class (or First Class if Business Class is not available) for all domestic flights in excess of two hours of flying time.

6. Not Used.

7. Outside Boards. During Employee’s employment with the Company, Employee may not serve as a board member of any other organization without the express written permission of the CEO.

8. Not Used.

9. Termination of Employee’s Employment.

9.1. Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Employee, Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, Cause shall mean (1) the Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) the Employee’s material failure to abide by the Company’s policies (including, without limitation, policies relating to conflicts of interest, confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (3) the Employee’s unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Employee’s improper use or disclosure of the Company’s confidential or proprietary information); (4) misconduct by the Employee which has a material detrimental effect on the Company’s reputation or business; (5) the Employee’s repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) the Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs the Employee’s ability to perform his duties with the Company. In the event Employee’s employment is terminated in accordance with this subsection 9.1, Employee shall be entitled to receive only the then in effect Base Salary pro rated to the date of termination, the Override earned through the most recent month end and Bonus earned through the most recent quarter end. Employee shall also be permitted to retain all rights to fringe benefits that had vested as of the date of his termination. Employee’s rights with respect to LTIP Awards and Option Grants upon termination of employment pursuant to this subsection 9.1 shall be determined in accordance with the LTIP or the Option Plan, as applicable. All other Company obligations to Employee pursuant to this Agreement shall become automatically terminated and completely extinguished. Employee shall not be entitled to receive the Severance described in subsection 9.2 below.

9.2. Termination Without Cause by Company or Resignation for Good Reason/Severance. At any time on thirty (30) days’ advance written notice Company may terminate Employee’s employment under this Agreement without Cause or Employee may terminate his employment for Good Reason (as defined below).

(a) Subject to Section 9.5 and provided that Section 9.4 does not apply to such termination, in the event that Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, Employee shall be entitled to receive from the Company:

(i) the then in effect Base Salary pro rated to the date of termination, the Override earned through the most recent month end and Bonus earned through the most recent quarter end; and

(ii) provided that the full general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) has become binding and effective in accordance with the terms of the Release on or before the 60th day following the date of Employee’s termination of employment (the “Release Period”):

a) an amount (the “Severance Payment”) equal to twelve months of Employee’s Base Salary then in effect on the date of termination, less applicable withholding, payable in a single lump sum payment on, or as soon as administratively practicable after the Release becomes effective; provided that if the Release Period begins in one calendar year and ends in the next calendar year, such single lump sum payment shall be paid on, or as soon as administratively practicable after, the later of (1) the first day of such second calendar year and (2) the date on which the Release becomes effective;

b) an amount (the “Prior Year Bonus Payment”) equal to the Bonus for the Company’s fiscal year ending on or prior to the date of Employee’s termination of employment, to the extent such Bonus has been earned, as determined by the Remcom, based upon the achievement of the applicable performance goals and remains unpaid as of such employment termination date, shall be paid in a single lump sum payment on, or as soon as administratively practicable after, the Release becomes effective; provided that if the Release

Period begins in one calendar year and ends in the next calendar year, such single lump sum payment shall be paid on, or as soon as administratively practicable after, the later of (1) the first day of such second calendar year and (2) the date on which the Release becomes effective; and

c) in the event Employee makes a timely election to obtain continued group health insurance (COBRA) under the Company’s applicable group health plan, the Company shall pay Employee’s COBRA premiums for a period of 12 months or until Employee is eligible to receive health insurance benefits under another group health plan, whichever occurs first (the “COBRA Payment”). Thereafter, Employee shall be solely responsible for his COBRA premiums, if applicable.

Upon termination of employment pursuant to this subsection 9.2, (i) that portion of any Option Grant which has vested and become exercisable prior to the date of termination of employment shall be exercisable in accordance with the terms of the Option Plan and that portion of each Option Grant which has not vested and become exercisable prior to the date of termination of employment shall terminate and cease to be exercisable on the employment termination date, and (ii) each outstanding LTIP Award then held by Employee shall vest and the shares subject to each such award shall be released in accordance with the terms of the LTIP in an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Remcom, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the date of grant of the award to the date of termination of employment bears to the original “Holding Period” (or “Performance Period”) of such award determined at the time of grant of the award by the Remcom in accordance with the terms of the LTIP. All other Company obligations to Employee pursuant to this Agreement shall become automatically terminated and completely extinguished.

(b) For purposes of this Agreement, the term “Good Reason” shall mean the first to occur of any of the following conditions without Employee’s written consent, provided that Employee has notified the CEO in writing of such condition within six months following its first occurrence and the Company has failed to remedy such condition within thirty days following the date of such notice:

(i) A material diminution in Employee’s Base Salary or Target Bonus then in effect; or

(ii) A material diminution in Employee’s authority, duties, or responsibilities; or

(iii) A relocation of Employee’s principal place of employment to a location that increases Employee’s one-way commute distance by more than thirty (30) miles; or

(iv) Any other action or inaction by the Company that constitutes a material breach of this Agreement.

In addition to the foregoing, to constitute a resignation for Good Reason, Employee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

(c) The Severance Payment, Prior Year Bonus Payment and COBRA Payment described in subsection 9.2(a), and the Severance Payment, Prior Year Bonus Payment, Bonus Severance Payment, COBRA Payment and accelerated LTIP Award described in subsection 9.4(a) (hereafter, individually or collectively referred to in total as “Severance”) shall be forfeited immediately if Employee fails to comply with the surviving provisions of Sections 11, 12 and 14 of this Agreement.

9.3. Voluntary Resignation by Employee; Death or Disability. Employee may voluntarily resign Employee’s position with Company, at any time on thirty (30) days’ advance written notice. Company may waive all or part of this notice. In the event of Employee’s voluntary resignation or in the event Employee’s employment with Company terminates as a result of Employee’s death or “disability” (as defined below), Employee shall be entitled to receive only the then in effect Base Salary pro rated to the date of termination, the Override earned through the most recent month end and Bonus earned through the most recent quarter end. Employee’s rights with respect to LTIP Awards upon termination of employment pursuant to this subsection 9.3 shall be determined in accordance with the LTIP. All other Company obligations to Employee pursuant to this Agreement shall become automatically terminated and completely extinguished. Upon a termination of employment described in this Section, Employee shall not be entitled to receive the Severance described in Section 9.2 above. For the purposes of this Section 9.3, the term “disability” shall mean the Employee’s failure to perform the essential functions of Employee’s position, with or without reasonable accommodation, due to a mental or physical disability, which failure has continued for a period of not less than ninety (90) days.

9.4. Termination Upon a Change of Control.

(a) Vesting; Severance Payment. Subject to Section 9.5, in the event that Company or its successor terminates Employee’s employment without Cause upon or within twelve (12) months after a Change of Control (as defined below) or Employee terminates his employment for Good Reason upon or within twelve (12) months after a Change of Control, Employee shall be entitled to receive from the Company:

(i) the then in effect Base Salary pro rated to the date of termination, the Override earned through the most recent month end and Bonus earned through the most recent quarter end; and

(ii) provided that the Release has become binding and effective in accordance with the terms of the Release on or before the 60th day following the date of Employee’s termination of employment:

a) the Severance Payment described in subsection 9.2(a) and payable as described therein;

b) the Prior Year Bonus payment described in subsection 9.2(a) and payable as described therein;

c) an amount equal to the then in effect annual Target Override and Bonus (the “Override and Bonus Severance Payment”), which amount shall be added to the Severance Payment described in subsection 9.2(a) and paid on the same date as such Severance Payment;

d) the COBRA Payment described in Section 9.2(a).

All other Company obligations to Employee pursuant to this Agreement shall become automatically terminated and completely extinguished.

(b) Not Used

(c) Change of Control. For the purposes of this Agreement, the term “Change of Control” means the occurrence of any of the events described in Rule 7.1, Rule 7.2 or Rule 7.3 of the LTIP.

9.5. Compliance with Section 409A of the Code.

(a) The parties agree that for purposes of Section 409A of the Code, any right of Employee to receive installment payments of the Severance Payment, the Prior Bonus Payment and the Override and Bonus Severance Payment shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Employee has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Employee is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation shall be paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service. All such amounts that would, but for this subsection 9.5(a), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Company intends that income provided to Employee pursuant to this Agreement shall not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code and the Section 409A Regulations. However, Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement.

(d) The LTIP, as applicable to awards thereunder granted to Employee, and such awards granted to Employee, shall, to the extent not exempt from the requirements of Section 409A of the Code, comply with the documentary requirements of Section 409A of the Code by the documentary compliance effective date of such section and operationally comply at all times from and after the date of grant of such awards.

10. No Conflict of Interest. During the term of Employee’s employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, over 5% stockholder, volunteer, lender, or agent of any business enterprise of which is in direct competition with the business in which Company is now engaged or in which Company becomes engaged during the term of Employee’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Employee to choose to discontinue the other work or voluntarily resign employment with Company if Employee chooses not to discontinue the other work. A voluntarily resignation from employment pursuant to this Section shall be considered a voluntary resignation subject to Section 9.3 of this Agreement.

11. Confidentiality and Proprietary Rights. As a condition of employment, Employee agrees to negotiate, execute and abide by the terms of a reasonable, customary and typical proprietary rights, confidentiality and non-disclosure agreement, in accordance with applicable law.

12. Nonsolicitation. Employee understands and agrees that Company’s employees and any information regarding Company employees are confidential and constitute trade secrets of the Company. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of employment with the Company, Employee shall not, separately or in conjunction with others, encourage or cause others to solicit or personally encourage any employees of the Company to terminate or alter their relationships with the Company.

13. Injunctive Relief. Employee acknowledges that Employee’s breach of the covenants contained in Sections 10-12 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

14. Agreement to Arbitrate. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this Agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), Employee and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. Claims for breach of the Company’s Employee Proprietary Rights and Assignment Agreement/Non-Disclosure Agreement and Company’s right to obtain injunctive relief pursuant to Section 13, above, are excluded.

15. General Provisions.

15.1. Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

15.2. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

15.3. Attorneys’ Fees. Each side shall bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party; provided however, that the Company shall reimburse Employee to the extent that Employee substantially prevails on a disputed issue, for attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails. For the purposes of this Section, the amount of attorneys’ fees allocable to such disputed issue(s) on which Employee substantially prevails shall be deemed to be equal to the product of (a) the attorneys’ fees actually incurred by Employee with respect to all disputed issues in the matter and (b) the ratio of (i) the monetary value awarded to Employee with respect to the such disputed issue(s) on which Employee substantially prevails to (ii) the monetary value claimed by Employee with respect to all disputed issues in the matter. Employee shall provide the Company with documentation adequate to substantiate the amount of attorneys’ fees actually incurred by Employee in the matter. Such reimbursement shall be paid as soon as practicable after Employee becomes entitled to a right to reimbursement; provided that such reimbursement shall in no event be paid later than the end of the calendar year following the calendar year in which occurs the later of Employee’s payment of the attorneys’ fees or Employee becomes entitled to a right to reimbursement under this Section.

15.4. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

15.5. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

15.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Orange County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

15.7. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

15.8. Survival. Sections 10 (“No Conflict of Interest”), 11 (“Confidentiality and Proprietary Rights”), 12 (“Nonsolicitation”), 13 (“Injunctive Relief”), 14 (“Agreement to Arbitrate”), 15 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Employee’s employment by Company.

16. Entire Agreement. This Agreement, including the Company Employee Proprietary Rights Assignment Agreement/Non-Disclosure Agreement incorporated herein by reference, and the LTIP and certificates or agreements related such plans, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

17. Authority. The individual signing this Agreement on behalf of the Company has the authority to bind the Company to the terms of this Agreement and both parties shall be considered bound to the terms of this Agreement upon their signatures thereto below.

I am excited and pleased to have you join Kofax plc and look forward to working together once again.

Best regards,

Reynolds C. Bish
Chief Executive Officer

Acknowledged, accepted and agreed:

Howard Dratler

Date:	6.09.12